Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of CXApp Inc. on Form S-1 Amendment No. 1 [File No. 333-271340] of our report dated March 20, 2023, with respect to our audits of the combined carve-out financial statements of Design Reactor, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 26, 2023